Exhibit 10.1
Separation and Release Agreement
This Separation and Release Agreement (the “Agreement”) by and between Exicure, Inc. (the “Company”) and Sarah Longoria (“You” or “Your”) (the Company and You collectively referred to as the “Parties”), is entered into and effective as of May 26, 2023 (the “Effective Date”).
WHEREAS, You have been employed by the Company on an at-will basis;
WHEREAS, the Parties mutually agreed to terminate Your employment with the Company effective May 26, 2023 (the “Separation Date”);
WHEREAS, both Parties have read and understand the terms of this Agreement, and both Parties have been provided with reasonable opportunities to consult with their respective legal counsel prior to entering this Agreement.
NOW THEREFORE, in consideration of the foregoing and the mutual covenants and obligations set forth herein, which covenants and agreements constitute good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Separation. Regardless of whether you sign this Agreement, the Company shall pay You (i) all accrued but unpaid base salary through Separation Date, and (ii) any accrued and unused paid time off (as governed by Company policy on pay at termination), through the Separation Date, each subject to all applicable taxes and withholdings, no later than the next regularly scheduled payday following the Separation Date, unless sooner as required by law. You will also continue to be covered under any Company group medical plans that You participate in until May 31, 2023. Additionally, the Company shall reimburse You for all necessary and reasonable business-related expenses You incurred through the Separation Date, subject to and in accordance with Company policy.
2.Termination of Prior Agreement. Effective as of the Effective Date, the Employment Agreement between You and the Company dated March 5, 2021, as further amended by the First Amendment on December 10, 2021 and Second Amendment on September 23, 2022 (the “Prior Agreement”) shall terminate in its entirety; provided, however, that any of Your post-termination obligations contained in the Confidentiality, Non-Hire, Non-Disparagement, and Work Product Agreement attached as Exhibit A to the Prior Agreement shall survive and remain in full force and effect. Subject to Paragraph 3(b) below, You acknowledge and agree that the termination of the Prior Agreement does not and will not result in the vesting, acceleration, or triggering of any employment benefit in Your favor, including, but not limited to, any post-termination payment.
3.Consideration. Provided that You satisfy the conditions of this Agreement, including the return of all Company property, the Company shall:
(a)Separation Payment. Pay You a single, lump sum separation payment equal to Three Hundred Seventy Thousand Dollars and Zero Cents ($370,000.00), minus all applicable withholdings, including taxes and Social Security (the “Separation Payment”). The Separation Payment shall be paid within five (5) days after You return an executed version of this Agreement to the Company’s Controller, located at 2430 N Halsted, Chicago, IL, 60614; and
(b)Accelerated Vesting. Accelerate the vesting of all Your outstanding equity awards such that those awards become fully vested and exercisable as of Separation Date, subject to and in accordance with the terms and conditions of the applicable award agreement governing each award, and the Company’s 2015 and 2017 Equity Incentive Plan,
(the above-referenced items collectively, the “Separation Benefits”). Because You are no longer employed, Your rights to any particular employee benefit shall be governed by applicable law and the terms and provisions of the Company’s various employee benefit plans and arrangements. You acknowledge that the Effective Date shall be the date used in determining benefits under all Company employee benefit plans. The Company’s obligation to provide You with the Separation Benefits above shall terminate immediately upon any breach by You of this Agreement or any post-termination obligations to which You are subject.

4.Release. In exchange for the consideration set forth above, You release and discharge the Company1 from any and all claims or liability, whether known or unknown, arising out of any event, act, or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment or the cessation of Your employment, claims arising out of or relating to the Prior Agreement or the termination of the Prior Agreement, claims arising out of the Employment Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1001-1461, claims arising out of any offer letter or employment agreement with the Company, claims for breach of contract, tort, negligent hiring, negligent retention, negligent supervision, negligent training, employment discrimination, retaliation, or harassment, claims arising under the Illinois Human Rights Act or the Illinois Worker Adjustment Retraining and Notification Act, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, expenses, bonuses, claims arising out of or relating to equity or other ownership interest in the Company, commissions, attorneys’ fees, or any other compensation. You agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness and that you do not believe that this Agreement is a subterfuge to avoid disclosure of sexual harassment or gender discrimination allegations. You acknowledge and represent that You: (i) have been fully paid (including, but not limited to, any overtime to which You are entitled, if any) for hours You worked for the Company, and (ii) do not claim that the Company violated or denied Your rights under the Fair Labor Standards Act. Notwithstanding the foregoing, the release of claims set forth above does not waive Your right to receive benefits under the Company’s 401(k) or pension plans, if any, that either (a) have accrued or vested prior to the Separation Date, or (b) are intended, under the terms of such plans, to survive Your separation from the Company.
5.No Admission of Liability. This Agreement is not an admission of liability by the Company.1 The Company denies any liability whatsoever. The Company enters into this Agreement to reach a mutual agreement concerning Your separation from the Company.
6.Future Employment. You agree that the Company1 has no obligation to consider You for employment should You apply in the future.
7.Mutual Non-Disparagement. You shall not make any disparaging or defamatory statements, whether written or oral, regarding the Company.1 The Company shall instruct the Board not to make any disparaging or defamatory statements, whether written or oral, regarding You.
8.Mutual Confidentiality. You acknowledge and agree that neither You nor anyone acting on Your behalf has made or will make any disclosures concerning the existence or terms of this Agreement to any person or entity, including, but not limited to, any representative of the media, Internet web page, social networking site, “blog” or “chat room,” judicial or administrative agency or body, business entity or association, except: (a) Your spouse; (b) Your attorneys, accountants or financial advisors; or (c) any court or government agency pursuant to an official request by such government agency, court order or legally enforceable subpoena. If You are contacted, served or learn that You will be served with a subpoena to compel Your testimony or the production of documents concerning this Agreement or Your employment with the Company, You agree to immediately notify [Jung S. (Michael) Kim, Chief Executive Officer], by telephone. If You disclose the existence or terms of this Agreement pursuant to sub-clauses (a) or (b) of this paragraph, You shall inform such person or entity (i) of this confidentiality provision, and (ii) to maintain the same level of confidentiality required by this provision. Any breach of this provision by such person or entity shall be considered a breach by You. You may not use this Agreement as evidence, except in a proceeding in which a breach of this Agreement is alleged.
The Company shall instruct the Board or other Company executive not to make any disclosures concerning the existence or terms of this Agreement to any person or entity, including, but not limited to, any representative of the media, Internet web page, social networking site, “blog” or “chat room,” judicial or administrative agency or body, business entity or association, except: (a) the Company’s attorneys, accountants or financial advisors; (b) any employee of the Company as required to implement this Agreement; or (c) any court or government agency pursuant to an official request by such government agency, court order or legally enforceable subpoena.
1 For purposes of Sections 3, 4, 5, and 6 of this Agreement, the term “Company” includes the Company, the Company’s current and former parents, subsidiaries, affiliates, and all related companies, as well as their respective officers, directors, shareholders, employees, agents, and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

9.Return of Company Property. You shall immediately return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, mobile phone, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), tapes, laptop computer, electronic storage device, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company. You shall not (a) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession, custody, or control, or (b) destroy, delete, or alter any Company property, including, but not limited to, any files stored electronically, without the Company’s prior written consent. The obligations contained in this Section shall also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated or related to the Company, or (ii) the Company’s customers, licensors, or suppliers.
10.Prohibited Post-Employment Activities. You acknowledge and agree that, effective as of the Effective Date: (a) You removed any reference to the Company as Your current employer from any source You control, either directly or indirectly, including, but not limited to, any Social Media such as LinkedIn, Facebook, Twitter, and/or Instagram, and (b) You are not permitted to represent Yourself as currently being employed by the Company to any person or entity, including, but not limited to, on any Social Media. For purposes of this Section, “Social Media” means any form of electronic communication (such as Web sites for social networking and micro blogging) through which users create online communities to share information, ideas, personal messages and other content, such as videos.
11.Consulting Services. For a period of three (3) months following the Effective Date (the “Consulting Period”), You agree to provide general human resources-related consulting services to the Company, for up to a maximum of five (5) hours per week during the Consulting Period (the “Consulting Services”). The Company shall pay You Fifteen Thousand Dollars and Zero Cents ($15,000.00) per month for the Consulting Services. Such payments shall be made on June 30, 2023, July 31, 2023 and August 31, 2023. You acknowledge and agree that during the Consulting Period: (a) You will be an independent contractor of the Company under the laws of the United States, under applicable state laws, and under the common law; (b) You will not be eligible to participate in any employee benefit program offered by Company to its employees or agents; (c) You will not be covered under Company’s worker’s compensation insurance or state unemployment insurance coverages; and (d) You will be solely responsible, and Company has no responsibility, to pay any and all taxes applicable to the compensation You receive from the Company for the Consulting Services.
12.Attorneys’ Fees. In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation, in addition to all other remedies available at law or in equity.
13.Entire Agreement. This Agreement and the Confidentiality, Non-Hire, Non-Disparagement, and Work Product Agreement attached as Exhibit A to the Prior Agreement (the “Confidentiality Agreement”) (collectively, the “Agreements”) constitute the entire agreement between the Parties. The Confidentiality Agreement is incorporated by reference, and Your post-termination obligations contained in the Confidentiality Agreement shall remain in full force and effect, and shall survive cessation of Your employment. You acknowledge that Your post-termination obligations contained in the Confidentiality Agreement are valid, enforceable, and reasonably necessary to protect the interests of the Company, and You agree to abide by such obligations. These Agreements supersede any prior communications, agreements, or understandings, whether oral or written, between the Parties arising out of or relating to the subject matter of this Agreement. Other than this Agreement, no other representation, promise, or agreement has been made with You to cause You to sign this Agreement.
14.Non-Interference. Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement between You and the Company, nothing in this Agreement or in any other agreement shall limit Your ability, or otherwise interfere with Your rights, to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”), (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, (c) receive an award for information provided to any Government Agency, or (d) engage in activity specifically protected by Section 7 of the National Labor Relations Act, or any other federal or state statute or regulation. This

Agreement also does not limit Your right to receive only a reward from a government-administered reward program for providing information directly to a government agency; however, as provided in this Agreement, You further waive any right to any form of damages (including, but not limited to lost wages, compensatory damages, liquidated damages, or punitive damages), reinstatement, attorneys’ fees and costs, or other remedy in any action brought by You or on Your behalf.
15.Governing Law/Consent to Jurisdiction. The laws of the State of Illinois shall govern this Agreement. If Illinois’ conflict of law rules would apply another state’s laws, the Parties agree that Illinois law shall still govern. You agree that any and all claims arising out of or relating to this Agreement shall be brought solely and exclusively in a state or federal court of competent jurisdiction in Illinois. You consent to the personal jurisdiction of the state and/or federal courts located in Illinois. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
16.Offer Period. You have seven (7) days (the “Offer Period”) from receipt of this Agreement to consider whether to sign it. You understand that this Agreement may be revoked at any time prior to expiration of the Offer Period. If You sign before the Company revokes and before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period.
17.Voluntary Agreement. You acknowledge the validity of this Agreement and represent that You have the legal capacity to enter into this Agreement. You acknowledge and agree You have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.
18.Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You and Your heirs and assigns.
19.Execution. This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles and scanned images, and it shall not be necessary that the signatures of all Parties hereto be contained on any one counterpart. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.
If the terms set forth in this Agreement are acceptable, please initial each page, sign below, and return the signed original to the Company on or before expiration of the Offer Period. You understand that this Agreement can be revoked at any time prior to expiration of the Offer Period. If the Company does not receive a signed original on or before expiration of the Offer Period, then this offer is automatically revoked, and You shall not be entitled to the consideration set forth in this Agreement.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Exicure, Inc. By: /s/ Michael Kim Its: CEO Date: 5/27/23	Sarah Longoria /s/ Sarah Longoria Date: 5/26/23

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